Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 21, 2020

Registration Statement No. 333-239970 and No. 333-239971

BioNTech Announces Proposed Public Offerings

July 21, 2020

Mainz, Germany, July 21, 2020 (GLOBE NEWSWIRE) – BioNTech SE (Nasdaq: BNTX, “BioNTech” or “the Company”) announced today the proposed public offerings described below. The completion of the proposed public offerings is subject to market and other factors.

•

BioNTech announced the commencement of a firm commitment underwritten offering (the “Underwritten Offering”) of 5,000,000 American Depositary Shares (“ADSs”), each representing one of its ordinary shares. In connection with the Underwritten Offering, an existing shareholder intends to grant the underwriters a 30-day option to purchase up to 750,000 additional ADSs.

•

BioNTech announced that following the setting of the price for the Underwritten Offering, it intends to commence a rights offering (the “Rights Offering”) of rights to subscribe for ADSs extended to holders of ADSs as of 5:00 p.m. (New York City time) on July 24, 2020 and rights to subscribe for ordinary shares extended to holders of its ordinary shares as of one minute after 11:59 p.m. (Mainz, Germany time) on July 29, 2020. Certain ordinary shareholders representing 74.83% of the Company’s outstanding ordinary shares have irrevocably agreed not to transfer or exercise their rights in this offering, and the shares underlying those rights are being offered in the Underwritten Offering. ADSs purchased in the Underwritten Offering will not be entitled to receive rights in the Rights Offering. The Company intends to provide the subscription price, which will be the public offering price to be set in the Underwritten Offering, and final terms of the proposed Rights Offering following the pricing of the Underwritten Offering.

J.P. Morgan, BofA Securities and Berenberg are acting as lead joint book-running managers for the Underwritten Offering and intend to act as joint dealer-managers and subscription agents for the Rights Offering. UBS Investment Bank is acting as joint book-running manager and Canaccord Genuity is acting as lead manager for the Underwritten Offering. COMMERZBANK, Wolfe Capital Markets and Advisory and Bryan, Garnier & Co. are acting as co-managers for the Underwritten Offering.

Certain new and existing investors, including Pfizer Inc., have indicated an interest in purchasing up to an aggregate of $200 million in ADSs in the Underwritten Offering at the same price and on the same terms and conditions as the other purchasers in the Underwritten Offering. However, because indications of interest are not binding agreements or commitments to purchase, these investors may determine to purchase fewer ADSs than they indicate an interest in purchasing or not to purchase any ADSs in the Underwritten Offering. It is also possible that these investors could indicate an interest in purchasing more ADSs. In addition, the underwriters could determine to sell fewer ADSs to any of these investors than the investors indicate an interest in purchasing or not to sell any ADSs to these investors.

Registration statements on Form F-1 relating to the securities offered in the Underwritten Offering and to the securities offered in the Rights Offering, respectively, have been filed with the United States Securities and Exchange Commission (the “SEC”) but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the applicable registration statement becomes effective.

The Underwritten Offering and the Rights Offering will each be made only by means of a prospectus, copies of which may be obtained, when available, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectuses, when available, may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at +1 (866) 803-9204, or by e-mail at prospectus-eq_fi@jpmchase.com; BofA Securities, Inc., NC1-004-03-43; 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by e-mail at dg.prospectus_requests@baml.com; or Berenberg Capital Markets LLC, Attention: Investment Banking, 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020, or by telephone at +1 (646) 949-9000, or by e-mail at prospectusrequests@berenberg-us.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About BioNTech

Biopharmaceutical New Technologies is a next generation immunotherapy company pioneering novel therapies for cancer and other serious diseases. The Company exploits a wide array of computational discovery and therapeutic drug platforms for the rapid development of novel biopharmaceuticals. Its broad portfolio of oncology product candidates includes individualized and off-the-shelf mRNA-based therapies, innovative chimeric antigen receptor T cells, bi-specific checkpoint immuno-modulators, targeted cancer antibodies and small molecules. Based on its deep expertise in mRNA vaccine development and in-house manufacturing capabilities, BioNTech and its collaborators are developing multiple mRNA vaccine candidates for a range of infectious diseases alongside its diverse oncology pipeline. BioNTech has established a broad set of relationships with multiple global pharmaceutical collaborators, including Genmab, Sanofi, Bayer Animal Health, Genentech, a member of the Roche Group, Genevant, Fosun Pharma and Pfizer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended including, but not limited to, statements concerning the size and timing of the offerings. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond BioNTech’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. You should review the risks and uncertainties described under the heading “Risk Factors” in BioNTech’s Annual Report on Form 20-F and those described in BioNTech’s prospectuses filed with the SEC on July 21, 2020 and in subsequent filings made by BioNTech with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, BioNTech disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on BioNTech’s current expectations and speak only as of the date hereof.

For more information, please contact:

Media Relations:

Jasmina Alatovic, Senior Manager Global External Communications

Tel: +49 (0)6131 9084 1513 or +49 (0)151 1978 1385

E-mail: Media@biontech.de

Investor Relations:

Sylke Maas, Ph.D., VP Investor Relations & Business Strategy

Tel: +49 (0)6131 9084 1074

E-mail: Investors@biontech.de

BioNTech SE (the “Company”) has filed registration statements (including prospectuses) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you the prospectuses if you request them by contacting J.P. Morgan Securities LLC, by telephone at +1 (866) 803-9204, or by e-mail at prospectus-eq_fi@jpmchase.com; BofA Securities, Inc., by e-mail at dg.prospectus_requests@baml.com; or Berenberg Capital Markets LLC, by telephone at +1 (646) 949-9000, or by e-mail at prospectusrequests@berenberg-us.com.You may also access the prospectus for the underwritten offering via the following link: https://www.sec.gov/Archives/edgar/data/1776985/000119312520195911/d939702df1.htm ; and the rights offering prospectus via the following link: https://www.sec.gov/Archives/edgar/data/1776985/000119312520195916/d830259df1.htm.